Southwestern Energy First Quarter 2008 Earnings Teleconference

Speakers:

Harold Korell; President, Chairman and Chief Executive Officer

Richard Lane; Executive Vice President and President of the company’s Exploration and Production business

Greg Kerley; Executive Vice President and Chief Financial Officer

Harold Korell - CEO, President, Chairman

Good morning, and thank you for joining us.  With me today are Richard Lane, the President of our Exploration and Production segment and Greg Kerley, our Chief Financial Officer.

If you have not received a copy of the press release we announced yesterday regarding our first quarter results, you can call (281) 618-4847 to have a copy faxed to you.  Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control, and are discussed in more detail in the risk factors and forward-looking statements sections of our Annual and Quarterly filings with the Securities and Exchange Commission.  Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

Well, we’ve had a very good start to 2008, as seen in our first quarter results. Our progress in the Fayetteville Shale continues to improve, resulting in strong growth in our production volumes, which were up dramatically over last year. This growth is primarily fueled by the Fayetteville Shale, where our gross operated production recently reached approximately 400 MMcf per day, up from approximately 155 MMcf per day a year ago. We also have begun to see the impact of our James Lime activity in East Texas. As a result of these efforts, we have moved our 2nd quarter production guidance up by around 15 percent compared to our previous estimate. Overall, I am very pleased with our results and we look to provide further guidance on our 3rd and 4th quarter production levels in the near term, after completing the re-assessment of our 2008 asset sales and capital investment plans.

I’d like to now turn the teleconference over to Richard for more details on our E&P activities and then to Greg for an update on our financial results.

Richard Lane – EVP and President of E&P Operations

Good morning.  During the 1st quarter of 2008, we produced 39.1 Bcfe, up 71% from the 1st quarter of 2007.  Our Fayetteville Shale production was 23.6 Bcf, up significantly from the 8.2 we produced in the 1st quarter of 2007.  Production from East Texas was 8.1 Bcfe, 5.9 Bcfe from our conventional Arkoma properties, and 1.5 Bcfe from our Permian and Gulf Coast assets.  As a result of our strong first quarter performance, we now estimate that our 2nd quarter production will range between 41.5 and 42.5 Bcfe.

In the first quarter, we invested approximately $377 million in our exploration and production business activities and participated in drilling 169 wells.  Of the $377 million invested, approximately $316 million, or 84%, was for drilling wells.

Fayetteville Shale Play

In the 1st quarter, we invested approximately $285 MM in our Fayetteville Shale play, including $237 MM to spud 122 wells.  At April 14th, our gross operated production rate here was approximately 400 MMcf per day, up from approximately 155 MMcf per day a year ago.

During the first quarter of 2008, our typical well had an average completed well cost of $2.9 million, an average lateral of 3,285 feet and an average drill time of 15 days from re-entry to re-entry.

As of March 31st, we had drilled and completed 142 wells with lateral lengths over 3,000 feet. We forecast that the average gross ultimate recovery from wells with greater than 3,000 feet horizontal laterals will range from 2.0 to 2.5 Bcf per well with an average completed well cost of approximately $3.0 million per well. As expected, we are continuing to see improved results as we are drilling our wells with longer laterals and completing them more effectively.

In late 2007, we began a project to demonstrate the benefits of a full-scale development strategy in a 4-section area of our Southeast Rainbow pilot area in Conway County, Arkansas. Through the middle of April, we have spud 22 wells in the area, 21 of which have been drilled to total depth.  Based on the limited production histories of the 10 wells that are already on production, we are seeing improved initial production rates, shorter drill times, and lower costs than offsetting wells.  We expect all of 22 wells will be fracture stimulated and placed on production by the end of the second quarter of 2008. Results from the pilot area are already beginning to provide potential improvements for the play’s full-scale development, including using multi-well pads to reduce costs and surface impact, concentrating operations to improve efficiency and reducing perforation cluster spacing to improve well performance.

New Ventures

In Pennsylvania, we currently have approximately 100,000 net undeveloped acres where we believe the Marcellus Shale is prospective.  We are currently completing our first vertical well here and drilling our second.

Conventional Arkoma

In the 1st quarter, we invested approximately $36 MM in our Conventional Arkoma Basin properties.  We participated in drilling 26 wells here, including 15 wells at our Ranger Anticline Field and 5 wells at our Midway Field.  Our production from the Conventional Arkoma  in the 1st quarter was 5.9 Bcf, up from 5.5 Bcf in 2007.

East Texas Field

In the 1st quarter, we invested approximately $52 MM in East Texas where we participated in 14 wells. Production from East Texas was 8.1 Bcfe in the 1st quarter of 2008, up from 7.6 in 2007.

We continue to be excited about the developing James Lime play where we have a significant acreage position. Through the end of the 1st quarter, we had four operated James Lime wells on production.  The gross initial production rates from these four wells ranged from 5.0 to 14.4 MMcf per day. We are also currently testing our fifth operated well here. Our current net production from the James Lime is approximately 12 MMcf per day including production from five outside-operated wells. Due to our recent success in the James Lime, we now plan to participate in approximately 21 net wells in 2008.  This is up significantly from our original 2008 plan which called for 10 net wells.

Summary

In summary, we had an outstanding quarter in our E&P business and are looking forward to continued strong results in the remainder of 2008 including meeting or exceeding our PVI target, achieving significant production growth, and significant increases in proved reserves.

I will now turn it over to Greg Kerley who will discuss our financial results.

Greg Kerley – EVP and CFO

Thank you, Richard, and good morning.  The significant growth in our production volumes drove record earnings for the first quarter of $109.0 million, or $.31 per share, more than double the prior year period.  Our operating cash flow also increased significantly to $283.7 million, up almost 100% from the prior year.

Operating income for our E&P segment was $165.7 million during the quarter, up from $74.3 million in the same period in 2007.  We produced 39.1 Bcfe in the first quarter, up 71% from a year ago, and realized an average gas price of $7.70 per Mcf.  Our commodity hedging program increased our average gas price during the quarter by $0.24 per Mcf.

Our lease operating expenses per unit of production were $0.77 per Mcfe in the first quarter, up from $0.74 a year ago.  The increase was primarily due to increased production from our Fayetteville Shale play, which has higher per unit operating costs than our other focus areas.

General and administrative expenses per unit of production were $0.42 per Mcfe in the first quarter, down from $0.47 last year.  The decrease was primarily due to the effects of our increased production volumes which more than offset increased payroll and related costs primarily associated with the expansion of our E&P operations.

Taxes other than income taxes were $0.16 per Mcfe in the first quarter, down from $0.27 in the prior year period, due to changes in severance and ad valorem taxes that primarily result from the mix of our production volumes and accrued severance tax refunds related to our East Texas production.

Our full cost pool amortization rate averaged $2.30 per Mcfe in the first quarter of 2008, compared to $2.24 a year ago.  Our amortization rate is primarily impacted by the timing and amount of reserve additions and the costs associated with those additions.

Operating income from our Midstream Services segment was $10.2 million during the first quarter, compared to breakeven a year ago.  The increase was due to higher gathering revenues related to our Fayetteville Shale play, partially offset by increased operating costs and expenses.  We are currently gathering about 470 million cubic feet of gas per day in the Fayetteville Shale play area through approximately 634 miles of gathering lines.

Operating income for our utility was $11.6 million in the first quarter, up from $9.4 million in the prior year.  The increase in operating income was due to colder weather along with the implementation of a rate increase which became effective August 1, 2007.

We have been working for the past several months on improving our liquidity and strengthening our balance sheet as well as positioning Southwestern for future growth.  In November of last year, we signed a Stock Sale and Purchase Agreement for the sale of our utility subsidiary for $224 million plus working capital.  The sale is subject to certain closing conditions and regulatory approvals and is expected to close around mid-year.  In April, we announced the sale of a portion of our Fayetteville Shale acreage for approximately $520 million and we are currently working on selling our Permian Basin and Gulf Coast E&P assets.

At March 31, 2008, we had total debt outstanding of approximately $1.1 billion, resulting in a capital structure of 41% debt and 59% equity.  The combination of our strong production growth, higher realized commodity prices and planned asset sales is expected to significantly improve our balance sheet, and as a result our total debt could decline to 25% - 30% by year-end.

As you have heard from our comments today, we are off to a great start in 2008.  That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.